Cardiff Oncology to Participate in Fireside Chat at the Piper Sandler 32nd Annual Healthcare Conference
SAN DIEGO (November 23, 2020) – Cardiff Oncology, Inc. (Nasdaq: CRDF), a clinical-stage biotechnology company developing a drug to treat cancers with the greatest medical need for new treatment options, including KRAS-mutated colorectal cancer, castration-resistant prostate cancer and leukemia, today announced that the Company will be participating in the upcoming Piper Sandler 32nd Annual Virtual Healthcare Conference. Beginning today, November 23rd, a pre-recorded fireside chat with company management will be available for viewing anytime through December 3rd by accessing the recording library on the Piper Sandler conference site.
Cardiff Oncology will also be participating in 1x1 meetings from December 1st – 3rd. Meetings can be requested exclusively via Piper Sandler.
About Cardiff Oncology, Inc.
Cardiff Oncology (formerly Trovagene, Inc.) is a clinical-stage biotechnology company with the singular mission of developing new treatment options for cancer patients in indications with the greatest medical need.  Our goal is to overcome resistance, improve response to treatment and increase overall survival.  We are developing onvansertib, a first-in-class, third-generation Polo-like Kinase 1 (PLK1) inhibitor, in combination with standard-of-care chemotherapy and targeted therapeutics.  Our clinical development programs incorporate tumor genomics and biomarker technology to enable assessment of patient response to treatment. We have three ongoing clinical programs that are demonstrating the safety and efficacy of onvansertib: a Phase 1b/2 study of onvansertib in combination with FOLFIRI/Avastin® in KRAS-mutated metastatic colorectal cancer (mCRC); a Phase 2 study of onvansertib in combination with Zytiga® (abiraterone)/prednisone in metastatic castration-resistant prostate cancer (mCRPC); and a Phase 2 study of onvansertib in combination with decitabine in relapsed or refractory acute myeloid leukemia (AML). For more information, please visit https://www.cardiffoncology.com.

Cardiff Oncology Contact:
Vicki Kelemen
EVP and Chief Operating Officer
858-952-7652
vkelemen@cardiffoncology.com

Investor Contact:
Joyce Allaire
LifeSci Advisors
212-915-2569
jallaire@lifesciadvisors.com

Media Contact:
Karen O’Shea, Ph.D.
LifeSci Communications
929-469-3860
koshea@lifescicomms.com

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